April 27, 2007

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by Mercer International Inc. (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01(a) of Form 8-K, as part of the Form 8-K of Mercer International Inc. dated April 27, 2007. We agree with the statements concerning our Firm in such Form 8-K.

Yours truly,

/s/ Deloitte & Touche LLP

Independent Registered Chartered Accountants

]

Securities and Exchange Commission
April 27, 2007

Item 4.01    Changes in registrant's certifying accountant

a.    Previous independent registered chartered accountants

On April 25, 2007, the Audit Committee of Mercer International Inc. (the Company) dismissed Deloitte & Touche LLP (“D&T”) as its independent registered chartered accountants, effective May 10, 2007.

The reports of D&T on the financial statements of the Company as of and for the fiscal years ended December 31, 2005 and 2006 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle.

There were no disagreements with D&T on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure during the fiscal years ended December 31, 2005 and 2006 and through April 25, 2007, which disagreements, if not resolved to D&T's satisfaction, would have caused D&T to make reference to the subject matter of the disagreement in its report on the Company's financial statements for such years.

There were no reportable events pursuant to Item 304(a)(1)(v) of Regulation S-K during the fiscal years ended December 31, 2005 and 2006 and through April 25, 2007.

Attached as Exhibit 16 is a letter from D&T addressed to the Securities and Exchange Commission stating whether or not D&T concurs with the statements made above by the Company.